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Exhibit 99.1


                      MULTIMEDIA GAMES ANNOUNCES TEMPORARY
                          DISRUPTION OF MEGAMANIA GAME

                                January 2, 1998

          TULSA, Oklahoma - (BUSINESS WIRE) -January 2, 1998. Multimedia Games, Inc. (MGAM) reported today that representatives of the U.S. Attorney for the Northern District of Oklahoma and of the Federal Bureau of Investigation had conducted a search of the Company's headquarters in Tulsa in order to gather evidence relating to the Company's MegaMania bingo game. The search, which began around 9:00 A.M. on New Year's Eve day, caused a temporary disruption in the play of MegaMania on the Company's MegaMania network. MegaMania play was resumed around midnight at more than 90% of the Company's MegaMania network. Play was not resumed at two bingo halls operated by the Cherokee Nation in Oklahoma and at one bingo hall operated by the Seneca Cayuga tribe in Oklahoma, because the MegaMania player stations located in those halls had been "seized as evidence" according to the U.S. Attorney. The Company's other bingo operations were not affected. The temporary disruption is not expected to have a material adverse impact upon the Company's revenues and earnings.

          Larry Sandel, of Hall, Estill, Hardwick, Gable, Golden & Nelson, representing the Company stated,

          "This is a sad day for justice for the people of Oklahoma and the thousands of customers throughout the country that play and enjoy MegaMania. It is especially sad for the sovereign Indian tribes that depend upon revenues from bingo to meet the needs of their citizens.

          We are shocked by the actions of the U.S. Attorney. MGAM has been operating MegaMania as a legal Class II bingo game with the express approval of the National Indian Gaming Commission (NIGC). The NIGC has been authorized by Congress to regulate gaming on Indian lands. The Indian tribes who have been most harmed by these actions have done nothing more than to meticulously follow the clear directives of the NIGC. Just two weeks ago the Department of Justice in Washington D.C. admitted before a Federal District Judge that MegaMania had been sanctioned as a legitimate Class II game by the NIGC.

          There is no reason for the U.S. Attorney to have taken these actions. MGAM has repeatedly disclosed to the U.S. Attorney and the NIGC the method of operation of MegaMania. For the U.S. Attorney to claim that it needs to seize further evidence is absurd. In fact, just two days ago MGAM offered to meet with the U.S. Attorney in January 1998 in order to resolve any open issues. Instead of accepting yet another offer of cooperation, our offices get invaded on New Year's Eve, our records get seized and the play of MegaMania is temporarily disrupted. Fortunately,





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MGAM has been able to resume play so as to minimize the impact on its customers.

          These seizure tactics are another example of the harassing actions taken by the U.S. Attorney for the past year and a half. Personnel from the U.S. Attorney's office have previously met with our customers and competitors in violation of Department of Justice investigative guidelines, to inform them that the Company is under investigation. In fact, about the only way we ever learn of what the U.S. Attorney is doing is through disclosures made to our customers and competitors. We can only conclude that the U.S. Attorney is purposely trying to economically harm MGAM, its employees and the Indian tribes through an abuse of its investigative power.

          MGAM intends to act promptly, vigorously and aggressively to protect the valid interests of its shareholders, employees and the Indian tribes. We expect to be supported in this effort by the sovereign Indian Nations, who once again find themselves persecuted by the Federal government in what appears to be a jurisdictional battle between two agencies over turf, aggravated by political pressure from representatives of competing gaming interests. We have put-up with the bullying and harassment of the U.S. Attorney long enough. We are tired of having our civil rights violated and those of our Indian customers and plan to take all necessary steps to end it. MGAM expects to be fully vindicated on the merits"

          On July 10, 1996, the NIGC issued its opinion that the Company's MegaMania game is a Class II rather than a Class III gaming activity and the Company has relied upon the opinion of the NIGC in operating its MegaMania game since that time.

           On October 16, 1996, the U.S. Attorney orally informed the Company that the U.S. Attorney was conducting an independent investigation to determine whether, in the opinion of the U.S. Attorney, the Company's MegaMania bingo game constituted Class III or Class II gaming. MGAM subsequently met with representatives of the NIGC and the U.S. Attorney on numerous occasions to fully disclose all aspects of its MegaMania operations. Based upon these exchanges, the Company agreed to implement certain changes to its MegaMania game which the Company believed had been approved by the U.S. Attorney. The NIGC evaluated the changes and informed the Company in a written advisory opinion that the revised MegaMania game "constituted Class II gaming and that tribes may play the revised game without risk of enforcement action by the NIGC."

          Multimedia Games, Inc. is the nations leading provider of linked, high-stakes bingo games, electronic based interactive bingo games, and associated data processing and communications products services to the Indian gaming market.





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